Exhibit 99.1
IKON ADDS HELLENE RUNTAGH TO BOARD
FOR RELEASE: WEDNESDAY, FEBRUARY 21, 2007
MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the election of Hellene S. Runtagh as a new member of the Company’s Board of Directors.
“We are very excited to have Hellene Runtagh join our Board of Directors,” said Matthew J. Espe, Chairman and Chief Executive Officer, IKON Office Solutions. “Ms. Runtagh is an experienced and accomplished business leader across multiple industries, and we look forward to her guidance and contributions.”
Ms. Runtagh was formerly President and Chief Executive Officer of the Berwind Group, a diversified pharmaceutical services, industrial manufacturing and real estate company. Prior to joining Berwind in 2001, Ms. Runtagh held senior level positions at Universal Studios, a media and entertainment company, from 1998 through 2001. At Universal, she last served as Executive Vice President responsible for the Studio, Consumer Products, Interactive Games, Information Technology, Online Operations and Universal’s retail operations. Ms. Runtagh also spent 25 years at General Electric Company in a variety of leadership positions, including President and Chief Executive Officer of GE Information Services.
Ms. Runtagh also serves as a director of Lincoln Electric Holdings, Inc., Avaya Inc., and NeuStar, Inc.
About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.
IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.
(FIKN)
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